                                                                      EXHIBIT 15



Palmer Wireless, Inc.
Fort Myers, Florida



Ladies and Gentlemen:



Re: Registration Statements Nos. 33-99170 and 33-99172



     With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference of our report dated May 14, 1996 related to our review of interim financial information, which report appears in the March 31, 1996 Form 10-Q of Palmer Wireless, Inc.



     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                          Very truly yours,



                                          /s/  KPMG PEAT MARWICK LLP



Des Moines, Iowa
June 5, 1996